UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
May 1, 2008
CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 335-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Executive Employment Agreement

Item 5.02 Compensatory Arrangements of Certain Officers.
          On May 1, 2008, Cash America International, Inc. (the “Company”) and its wholly-owned subsidiary, Cash America Management L.P. (collectively, “Cash America”), entered into an Executive Employment Agreement (the “Agreement”) with Daniel R. Feehan. Under the Agreement, Mr. Feehan will, among other things, continue to serve in the capacity of President and Chief Executive Officer of the Company. The Agreement has a five-year initial term expiring on April 30, 2013, and may be extended by Cash America for additional successive one year terms.
          The Agreement provides Mr. Feehan an initial annual base salary of $700,000. The Management Development and Compensation Committee of the Company’s Board of Directors will review the base salary at least annually, and may increase (but not decrease) it from time to time by an amount that, in its opinion, is justified by Mr. Feehan’s performance. Mr. Feehan is also eligible to participate in Company incentive, equity compensation and other benefit plans generally available to other senior executives.
          If Mr. Feehan’s employment is terminated during the term of the Agreement, the compensation payable to him would be determined by the circumstances under which the termination occurs, as follows:
•	Voluntary Termination without Good Reason. If Mr. Feehan voluntarily terminates his employment without Good Reason (as defined below), Cash America would pay to him only (x) his annual base salary earned through the date of termination, (y) all bonuses earned and vested on or before the date of termination, and (z) to the extent provided under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan or the Agreement earned through the date of termination.

•	Voluntary Termination with Good Reason or Termination by Cash America without Just Cause. If (i) Mr. Feehan voluntarily terminates his employment within 24 months after the initial existence of a Good Reason, and if such condition remains uncured 30 days after Mr. Feehan delivers written notice of such condition to Cash America, (ii) Cash America terminates Mr. Feehan’s employment without Just Cause (as defined below), or (iii) Cash America does not extend the term of the Agreement following the end of the initial term or any renewal term, Mr. Feehan would be entitled to receive:
•	A lump sum equal to the total of (i) the amount of his annual base salary (at the rate in effect before the event giving rise to a Good Reason (in the case of a voluntary termination) or that could have been a Good Reason event (in the case of a termination by Cash America)) for the remainder (if any) of the Contract Year (as defined in the Agreement) during which Mr. Feehan’s termination is effective, and (ii) an amount equal to 7/36ths of Mr. Feehan’s Continued Compensation (as defined below). This amount would be payable on the first day of the 7th full calendar month immediately following the date of Mr. Feehan’s Separation from Service (as defined in the Agreement);

•	An additional amount equal to 29/36ths of Mr. Feehan’s Continued Compensation, payable on a prorata basis over a 29 month period beginning on the first day of the 8th full calendar month immediately following the date of his Separation from Service;

•	All other amounts and benefits to which Mr. Feehan may be entitled as of the termination date under Cash America’s employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.
“Continued Compensation” is an amount that is three times the sum of (i) Mr. Feehan’s annual base salary in effect immediately before his termination or, if earlier, the occurrence of any event that could have been a Good Reason event, plus (ii) the average annual cash bonuses or other cash incentive compensation paid or made payable to Mr. Feehan for the three calendar years immediately preceding the year in which his employment terminates.

A “Good Reason” would be, to the extent it results in a material negative change in Mr. Feehan’s employment relationship: (A) a material breach of the terms of the Agreement by Cash America; (B) Cash America demoting Mr. Feehan to a position of lower status than “President and Chief Executive Officer” of the Company; (C) Cash America materially reducing Mr. Feehan’s rate of annual base salary below the level in effect immediately before such reduction; (D) Cash America materially reducing the level of employee benefits and perquisites below the level provided for by the Agreement, other than as a result of an amendment or termination applicable to all Cash America executive officers; or (E) a relocation of Mr. Feehan’s principal office from Fort Worth, Texas, without his consent.

“Just Cause” means: (A) Mr. Feehan’s fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to Cash America’s business affairs; (B) his refusal or repeated failure to follow Cash America’s established reasonable and lawful policies; (C) Mr. Feehan’s breach of the Agreement; (D) his conviction of a felony involving moral turpitude; (E) any intentional misapplication by Mr. Feehan of Cash America’s funds, or any material act of dishonesty committed by Mr. Feehan; or (F) his unlawful use or possession of any controlled substance or his abuse of alcoholic beverages.

For the period during the Agreement term and for the 36-month period following the termination of his employment, Mr. Feehan has agreed not to (a) disclose any of Cash America’s confidential or proprietary information (b) compete with Cash America, (c) solicit any of its employees, officers, agents or independent contractors to work for a business that competes with Cash America for talent, or (d) solicit any Cash America customers or clients to provide them with competitive products or services. Mr. Feehan would also be required to enter into and not revoke a release in favor of Cash America and its affiliates. The payments Mr. Feehan would be entitled to receive upon his voluntary termination with Good Reason or termination without Just Cause are subject to his compliance with these provisions.

•	Termination with Just Cause. If Cash America terminates Mr. Feehan’s employment for Just Cause, Cash America will be required to pay only (A) his annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, and (C) to the extent provided under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan or the Agreement earned through the date of termination.

•	Termination Due to Death or Disability. Mr. Feehan’s employment with Cash America will end upon his death. If he becomes disabled (as defined in the Agreement), Cash America may terminate his employment under this Agreement upon 30 days prior written notice. If his employment is terminated due to his death or disability, Cash America will pay to Mr. Feehan or his estate only (A) his annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, (C) to the extent provided under the terms of any benefit plan or the Agreement, the vested portion of any benefit under such plan or the Agreement earned through the date of termination, and (D) an amount equal to Mr. Feehan’s then-annual base salary, payable over the one-year period following the date of Mr. Feehan’s death or disability, as applicable.

Upon any of the termination events described above, Mr. Feehan’s right to exercise stock options and any rights he has in other equity arrangements will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

•	Change in Control. If, within 12 months of a “Change in Control” of the Company (as defined in the Agreement), Mr. Feehan voluntarily terminates his employment, Cash America chooses not to renew the Agreement,

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or Mr. Feehan is terminated without Just Cause, then Cash America will pay or provide Mr. Feehan the following:
•	A lump sum equal to his unpaid annual base salary, unreimbursed business expenses and other items earned by and owed to Mr. Feehan through the date of termination;

•	A lump sum equal to the pro-rated portion of his annual target bonus amount established for the bonus plan year for the year in which the termination occurred, to the extent such amount exceeds the bonus amount Mr. Feehan would be entitled to receive under the terms of the bonus plan;

•	A lump sum equal to three times his annual base salary on the date of termination or the date of the Change in Control, whichever is higher;

•	A lump sum equal to three times the higher of (a) his annual target bonus amount under the annual bonus plan established for the year in which the termination occurs, or (b) the actual annual bonus payment made to Mr. Feehan under the annual bonus plan(s) for the year immediately preceding the bonus plan year in which the termination occurs;

•	An immediate vesting and cash-out of any and all outstanding cash-based long-term incentive awards;

•	An immediate vesting and lapse of all restrictions on any outstanding stock options, restricted stock units or restricted stock awards held by Mr. Feehan, which will otherwise be governed by the relevant plan document or award agreement;

•	Continued medical coverage for up to 36 months;

•	Outplacement services, with Cash America paying up to $50,000 for such services; and

•	A gross-up payment for excise and other taxes that are payable as a result of the payments made in connection with the Change in Control.
The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Executive Employment Agreement dated May 1, 2008 between the Company, Cash America Management L.P., a wholly-owned subsidiary of the Company, and Daniel R. Feehan
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.
Date: May 6, 2008	By:	/s/ J. Curtis Linscott
J. Curtis Linscott, Executive Vice President,
Secretary and General Counsel